                                                                   Exhibit 10.6


                           STOCK PURCHASE AGREEMENT



                          Dated as of March 20, 1998

                               TABLE OF CONTENTS
                               -----------------

                                                                                                Page
ARTICLE I Definitions............................................................................  1
     1.01  Defined Terms.........................................................................  1
     1.02  Construction..........................................................................  5
     1.03  Other Definitional Provisions.........................................................  5

ARTICLE II Purchase of Shares; Consideration.....................................................  5
     2.01  Closing...............................................................................  5
     2.02  Purchase of Shares....................................................................  5
     2.03  Closing Payment.......................................................................  5
     2.04  Post Closing Adjustment...............................................................  6
     2.05  Cash Earnout..........................................................................  7
     2.06  Stock Earnout.........................................................................  8
     2.07  Offset................................................................................ 10

ARTICLE III Representations and Warranties of the Seller......................................... 11
     3.01  Corporate Organization................................................................ 11
     3.02  Capitalization........................................................................ 11
     3.03  Subsidiaries.......................................................................... 11
     3.04  Financial Statements.................................................................. 11
     3.05  No Violation.......................................................................... 12
     3.06  Consents and Approvals................................................................ 12
     3.07  Compliance with Legal Requirements.................................................... 12
     3.08  Environmental Matters................................................................. 13
     3.09  Absence of Certain Changes............................................................ 14
     3.10  Availability of Assets and Title...................................................... 15
     3.11  Permits............................................................................... 15
     3.12  Litigation............................................................................ 15
     3.13  Taxes................................................................................. 16
     3.14  Employee Benefit Plans................................................................ 16
     3.15  Contracts............................................................................. 19
     3.16  Employees and Affiliated Agreements................................................... 20
     3.17  Proprietary Rights.................................................................... 22
     3.18  Insurance............................................................................. 22
     3.19  Real Property......................................................................... 22
     3.20  Personal Property..................................................................... 23
     3.21  Personal Property Leases.............................................................. 23
     3.22  Production Capacity................................................................... 23
     3.23  Execution, Delivery and Enforceability of Agreement................................... 23
     3.24  Ownership of Stock.................................................................... 23
     3.25  Disclosure............................................................................ 23

                                      i.

                                                                                                Page
                                                                                                ----
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ARTICLE IV Representations and Warranties of Restoration......................................... 24
     4.01  Corporate Organization................................................................ 24
     4.02  Authorization......................................................................... 24
     4.03  No Violation.......................................................................... 24
     4.04  Consents and Approvals................................................................ 24

ARTICLE V Conditions to Obligations of Restoration to Consummate the Transactions
           Contemplated Hereby................................................................... 25
     5.01  Representations and Warranties True................................................... 25
     5.02  Performance........................................................................... 25
     5.03  Authorization......................................................................... 25
     5.04  No Change in Business................................................................. 25
     5.05  Opinion of Counsel for the Seller..................................................... 25
     5.06  No Restraint or Litigation............................................................ 25
     5.07  Necessary Governmental Approvals...................................................... 26
     5.08  Necessary Consents.................................................................... 26
     5.09  Liens................................................................................. 26
     5.10  Other Documents....................................................................... 26
     5.11  Repayment of Affiliate Indebtedness and Termination of Affiliate Agreements........... 26
     5.12  Key Man Insurance Policy.............................................................. 26
     5.13  Other Closing Date Deliveries......................................................... 26
     5.14  Transfer of Loans..................................................................... 27
     5.15  Title Insurance and NonDisturbance Agreement.......................................... 27
     5.16  Sanwa Bank Documents.................................................................. 27
     5.17  Proceedings, Instruments, etc......................................................... 27

ARTICLE VI Conditions to Obligations of the Seller to Consummate the Transactions Contemplated
           Hereby................................................................................ 27
     6.01  Representations and Warranties True................................................... 28
     6.02  Performance........................................................................... 28
     6.03  Authorization......................................................................... 28
     6.04  Necessary Governmental Approvals...................................................... 28
     6.05  Certificates.......................................................................... 28
     6.06  Proceedings, Instruments, etc......................................................... 28

ARTICLE VII Covenants Regarding Employees and Covenant Not to Interfere, Compete or
           Solicit Business...................................................................... 28
     7.01  Covenant Regarding Employees.......................................................... 28
     7.02  Covenant Not to Compete............................................................... 29
     7.03  Equitable Relief...................................................................... 29

                                      ii.

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                                                                                                Page
                                                                                                ----
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ARTICLE VIII Indemnification..................................................................... 29
     8.01  Indemnification by the Seller......................................................... 29
     8.02  Notice of Claims...................................................................... 30
     8.03  Third Party Claims.................................................................... 30

ARTICLE IX Miscellaneous Provisions.............................................................. 30
     9.01  Brokers............................................................................... 30
     9.02  Confidentiality....................................................................... 31
     9.03  Payment of Expenses................................................................... 31
     9.04  Waiver of Compliance.................................................................. 31
     9.05  Notices............................................................................... 32
     9.06  Certain Limitations................................................................... 32
     9.07  Survival of Representations, Warranties, Indemnities and Other Agreements............. 32
     9.08  Binding Nature; Assignment............................................................ 33
     9.09  Governing Law; Construction........................................................... 33
     9.10  Counterparts.......................................................................... 33
     9.11  Entire Agreement; Amendments and Waivers.............................................. 33
     9.12  Severability.......................................................................... 33
     9.13  Headings.............................................................................. 33
     9.14  Remedies.............................................................................. 33
     9.15  Arbitration........................................................................... 34
     9.16  Further Documents and Assurances...................................................... 36

                                     iii.

Schedules
---------

Disclosure Schedule

Schedule 3.06  Consents and Approvals
Schedule 3.08  Environmental Matters
Schedule 3.10  Availability of Assets and Title
Schedule 3.11  Permits
Schedule 3.14  Employee Benefit Plans
Schedule 3.15  Contracts
Schedule 3.16  Employees and Affiliated Agreements
Schedule 3.17  Proprietary Rights
Schedule 3.18  Insurance
Schedule 3.19  Real Estate
Schedule 3.20  Personal Property
Schedule 3.21  Personal Property Leases



Exhibits
--------

Exhibit A  Investment Representation Letter
Exhibit B  Opinion of Seller's Counsel
Exhibit C  Form of Consent
Exhibit D  Lease Agreement
Exhibit E  Supply Agreement
Exhibit F  Employment Agreement

                                      iv.

                           STOCK PURCHASE AGREEMENT


          THIS STOCK PURCHASE AGREEMENT, is made and entered into as of this 20th day of March, 1998, by and among Restoration Hardware, Inc. ("Restoration") and Michael Vermillion ("Seller").

                                  WITNESSETH:

          WHEREAS, Seller is the beneficial and record owner of 100% of the outstanding capital stock (the "Shares") of The Michaels Concepts in Wood, Inc., a California corporation (the "Company");

          WHEREAS, Restoration desires to acquire from Seller, and Seller desires to transfer to Restoration, all of the Shares, on the terms and conditions set forth herein;

          NOW, THEREFORE, for and in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

          1.01 DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings:

          "Affiliate" of a Person shall mean any other Person that, directly or indirectly, Controls or is Controlled by that Person, or is under common Control with that Person or any such other Person.

          "Agreement" shall mean this Stock Purchase Agreement as the same may be amended, supplemented or otherwise modified from time to time.

          "Balance Sheet Date" shall mean December 31, 1997.

          "Benefit Plans" shall have the meaning ascribed thereto in Section
3.14 hereof.

          "Best Efforts" shall mean the taking by a party of such action as would be in accordance with reasonable commercial practices as applied to the particular matter in question to achieve the result as expeditiously as practicable.

          "Business Day" shall mean any day excluding Saturday, Sunday and any day which shall be in San Francisco, California a legal holiday or a day on which banking institutions are authorized by law to close.

                                      1.

          "Closing" shall have the meaning ascribed thereto in Section 2.01.

          "Closing Balance Sheet" shall have the meaning set forth in Section 2.04(a).

          "Closing Date" shall have the meaning ascribed thereto in Section
2.01.

          "COBRA" shall have the meaning set forth in Section 3.14(d).

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Contracts" shall have the meaning ascribed thereto in Section 3.15 hereof.

          "Control" (including, with correlative meaning, the terms "controlled by" or "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person or the ownership of voting securities of a Person representing more than 20% of the voting power of such Person.

          "Disclosure Schedule" shall mean the disclosure schedule delivered by Seller to Restoration concurrently with the execution of this Agreement.

          "EBITDA" shall mean, for any fiscal year, the Company's net income for such fiscal year before interest, depreciation, amortization and provision for all federal and state income taxes, all as determined in accordance with GAAP and as reflected on the Company's audited financial statements for such fiscal year as prepared by the Company's independent auditors. For purposes of calculating EBITDA, the sales, cost of goods sold and operating expenses will be those generated solely by the Company exclusive of Restoration's operations (i.e., on a non-consolidated basis), except to the extent that Restoration has incurred expenses on the Company's behalf (but in no event more than $50,000 in any fiscal year without the consent of Seller) in which case such expenses will be reflected in the Company's financial statements prepared in accordance with GAAP. In the event that Seller advises Restoration in writing within 7 days after Seller's receipt of such audited financial statements that Seller has any exceptions to such audited financial statements which would result in a material adjustment to EBITDA as calculated therein, the dispute mechanism set forth in subsection 2.04(b) shall apply with respect to such disputed items.

          "Environmental Laws" shall mean any federal, state or local laws, ordinances, codes, regulations, rules, policies or orders that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public.

          "Environmental Liabilities" shall mean any cost, debt, expense, obligation, liability or other responsibility arising as a result of, from or under any Environmental Law.

                                      2.

          "ERISA" shall have the meaning ascribed thereto in Section 3.14 hereof.

          "Expense" shall have the meaning ascribed to it in Section 8.01 hereof.

          "Facilities" shall mean all buildings and improvements on the Property of the Company.

          "Financial Status" shall mean the condition (financial or otherwise), business, assets, properties or operations of the Person in question.

          "Financial Statements" shall have the meanings ascribed thereto in
Section 3.04 hereof.

          "GAAP" shall mean generally accepted United States accounting principles.

          "Governmental Authority" shall mean any federal, state, local or other governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing, arbitration panel, commission or other similar dispute resolving panel or body.

          "Hazardous Materials" shall mean any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, those substances, materials and wastes defined in or regulated under any Environmental Laws.

          "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          "IRS" shall mean the Internal Revenue Service.

          "Leased Property" shall have the meaning ascribed thereto in Section
3.19 hereof.

          "Leases" shall have the meaning ascribed thereto in Section 3.21 hereof.

          "Legal Requirements" shall mean all applicable international, foreign, federal, state and local laws, judgments, decrees, orders, statutes, ordinances, rules, regulations or permits.

          "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien, hypothecation, assignment for security or charge of any kind.

          "Loss" shall have the meaning ascribed to it in Section 8.01 hereof.

                                      3.

          "Net Worth" shall mean the Company's total assets calculated in accordance with GAAP minus the Company's total liabilities calculated in accordance with GAAP, as reflected on the Company's Closing Balance Sheet.

          "Ordinary Course of Business" shall mean an action taken by a Person if: (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal ongoing operations of such Person; and (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority), is not required to be specifically authorized by the parent company (if any) of such Person, and does not require any other special corporate authorization (other than the customary delegation of authority to officers and other employees).

          "Permits" of a Person shall mean all rights, franchises, permits, authorities, licenses, certificates of approval or authorizations, including, without limitation, licenses and other authorizations issuable by a Governmental Authority, which pursuant to applicable Legal Requirements are necessary to permit such Person lawfully to conduct and operate its business as currently conducted and to own and use its assets.

          "Permitted Lien" shall mean with respect to any Lien on the assets and properties of the Company any (i) Liens for Taxes not yet delinquent for which adequate reserves, as are required by GAAP, have been established on the Financial Statements and (ii) minor interests, none of which is substantial in amount, materially detracts from the value of such assets or property or materially impairs the use thereof in the operation of the business of the Company.

          "Person" shall mean an individual, partnership, corporation, joint venture, trust, unincorporated organization or association or other legal entity.

          "Property" shall mean all real property leased or owned by the Company either currently or in the past.

          "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          "Subsidiary" of a Person, shall mean any corporation, limited liability company, partnership or other entity of which securities or other interests are owned, directly or indirectly, by such Person.

          "Taxes" means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any

                                      4.

amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period and
(iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person.

          "Tax Return" means any return, report, information return, or other document (including any related or supporting information and, where applicable, profit and loss accounts and balance sheets) with respect to Taxes (including any returns related to Benefit Plans maintained by a Person).

          1.02 CONSTRUCTION. This Agreement is the result of arm's-length negotiations between, and has been reviewed by, each party hereto and its counsel. Each party agrees that any ambiguity of this Agreement shall not be interpreted against the party drafting the particular clause which is in question.

          1.03 OTHER DEFINITIONAL PROVISIONS. The meanings given to terms herein shall be equally applicable to both the singular and plural forms of such terms. Any references to Articles, Sections, Exhibits or Schedules contained herein shall, unless otherwise so specified, refer to the Article, Section, Exhibit or Schedule of the same number contained in this Agreement. A masculine pronoun whenever used herein shall be construed to include the feminine or neuter where appropriate.


                                  ARTICLE II

                       PURCHASE OF SHARES; CONSIDERATION

          2.01 CLOSING. A closing (the "Closing") will be held at the offices of Brobeck, Phleger & Harrison LLP, in San Francisco, California on March 20, 1998 (unless the parties hereto otherwise agree in writing) at which the documents referred to in Articles V and VI hereof will be exchanged by the parties, and the consideration to which the parties are entitled pursuant to this Article II hereof shall be paid. The date on which the Closing actually takes place is referred to herein as the "Closing Date."

          2.02 PURCHASE OF SHARES. Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell and transfer to Restoration, and Restoration will purchase from Seller, the Shares.

          2.03 CLOSING PAYMENT.

               (a) Upon the terms and subject to the conditions of this Agreement, in consideration for the transfer of the Shares, Restoration shall deliver to Seller at the Closing cash in the amount of U.S. $5,000,000. Of such $5,000,000 (i) $1,100,000 shall be withheld by
     Restoration in a segregated account to be disbursed as set forth in subsection 2.03(c) below and (ii) the sum of $848,469.86 plus any amounts paid to Seller (other than Seller's ordinary salary) by the Company since

                                      5.

     January 31, 1998, shall be paid to the Company in payment of Seller's shareholder note payable due the Company.

               (b) In addition, based on Seller's reasonable expectation that the Net Worth is greater than $1,450,000, the Company shall deliver to Seller immediately prior to the Closing cash in an amount equal to $350,000 less applicable witholdings and taxes of $5,075. Such amount shall be netted from the $848,469.86 shareholder note payable due for a balance of $503,544.86.

               (c) The $1,100,000 withheld by Restoration pursuant to subsection 2.03(a) shall be disbursed by Restoration as follows: (i) if Seller shall have provided Restoration within 45 days of the Closing a written release in form reasonably satisfactory to Restoration by the United States Small Business Administration (the "SBA") releasing the Company from any obligations owing by Seller to the SBA and UCC-3 termination statements in form suitable for filing terminating all security interests held by the SBA in property of the Company, then Restoration shall deliver the $1,100,000 to Seller promptly upon receipt of such release and termination statements or (ii) if Seller has not provided Restoration within 45 days of the Closing with the documents referenced in subsection (i) above, then Restoration shall pay such $1,100,000 to the SBA as soon as SBA will allow to relieve such outstanding indebtedness. If the $1,100,000 is insufficient to pay all obligations owing to SBA, Seller shall promptly remit any deficiency to Restoration. If the $1,100,000 is greater than required to discharge all obligations to SBA then Restoration shall promptly remit to Seller any excess.

          2.04 POST CLOSING ADJUSTMENT.

               (a) Promptly after the Closing Date, Seller shall cause to be prepared and delivered to Restoration statements of operations, changes in shareholder's equity and cash flow and a balance sheet of the Company as of and for the fiscal year ended January 31, 1998 (the "Year-End Financial Statements") and a balance sheet of the Company as of March 20, 1998 (the "Closing Balance Sheet"), in each case in accordance with GAAP applied on a basis consistent with the Financial Statements for the Company referred to in Section 3.04. The Year-End Financial Statements shall be audited and the Closing Balance Sheet shall be reviewed by Deloitte & Touche LLP ("Deloitte"), independent accountants for Restoration, to confirm that such Year-End Financial Statements and the Closing Balance Sheet have been prepared in accordance with GAAP and fairly present the financial position of the Company as of such dates and its results of operations and cash flows for such periods. Restoration shall deliver copies of the audited Year-End Financial Statements and the reviewed Closing Balance Sheet to Seller and Seller's independent accountants, Bartig Basler & Ray ("Bartig"), not later than 45 days after the Closing Date. Seller shall cooperate and cause its accountants to cooperate with Restoration and its auditors in connection with such audit and review.

                                      6.

               (b) Within 7 days after its receipt of the audited Year-End Financial Statements and the Closing Balance Sheet, Seller shall advise Restoration whether Seller has any exceptions to such audited Year-End Financial Statements, the Closing Balance Sheet or the conduct of the audit. Unless Seller shall deliver to Restoration within such 7-day period a letter of Seller specifying in reasonable detail any such exceptions, the Net Worth shall be conclusive and binding on Seller and Restoration and shall provide the basis for the adjustment specified in subsection (c) below. If within such 7-day period Seller shall deliver to Restoration a letter of Seller setting forth any such exceptions which, in the aggregate, would result in a material adjustment in the Closing Balance Sheet, Seller
                       --------
     and Restoration shall promptly endeavor to resolve the matters set forth in such letter; and if Seller and Restoration shall fail to reach an agreement with respect to such matters on or before the 14th day after receipt by Restoration of such Seller letter, then Seller and Restoration shall engage a third firm of independent public accountants of recognized national standing who shall promptly make an independent determination of such matters as to which disagreement remains and shall deliver its written opinion thereon to Seller and Restoration. The opinion of such third firm shall be conclusive and binding on Seller and Restoration and shall provide the basis for the adjustment specified in subsection (c) below with respect to any remaining disagreement between Seller and Restoration.

               (c) If the Net Worth shall be less than $1,450,000, Seller shall pay, within 5 days after the date on which the Closing Balance Sheet shall become conclusive and binding in accordance with subsection (b) above, to Restoration an amount equal to the difference between $1,450,000 and such Net Worth. If the Net Worth shall be greater than $1,450,000, there shall be no further action or payment by either party.

               (d) One half of the fees and disbursements of Deloitte incurred in connection with the audit described in Section 2.04(a) shall be paid by Restoration. The remaining half of the Deloitte fees and disbursements to a maximum amount of $30,000 shall be paid by Seller. The fees incurred by Bartig as they relate to helping the Company maintain and close its books at February 1, 1997, December 31, 1997, January 31, 1998 and as of the Closing Date shall be borne by the Company up to maximum of $30,000. All additional costs in excess of the aforementioned $30,000 related to maintaining and closing the Company's books at February 1, 1997, December 31, 1997, January 31, 1997 and as of the Closing Date and all costs relating to Bartig's review of the audited Year-End Financial Statements and the Closing Balance Sheet shall be borne by Seller. The fees and disbursements of such third firm, if any, shall be equally shared by Seller and Restoration.

          2.05 CASH EARNOUT. Restoration shall pay to Seller, subject to the provisions of this Section 2.05 and Section 2.07, additional cash amounts equal to 35% of the Company's EBITDA for the period beginning with the Closing Date and ending on January 30, 1999, 25% of the Company's EBITDA for the fiscal year ending January 29, 2000 and 25% of the Company's EBITDA for the fiscal year ending January 27, 2001 (each,

                                      7.

an "Earnout Payment"). Each Earnout Payment will be payable to Seller within 60 days following the Company's fiscal year-end for the applicable Earnout Payment.

          2.06 STOCK EARNOUT.

               (a) Subject to the provisions of Section 2.07, Restoration shall also cause the Company to issue to Seller, upon Seller's execution of the Investor Representation Letter in the form attached hereto as Exhibit A for
                                                                   ---------
     each such issuance, shares of the common stock of the Company (the "Common Stock") in an amount equal to (i) 3.3% of the outstanding shares of the Common Stock if EBITDA for the period commencing on the Closing Date and ending on January 30, 1999 equals or exceeds $2.605 million, (ii) an additional 3.3% of the outstanding shares of the Common Stock if EBITDA for the fiscal year ending January 29, 2000 equals or exceeds $3.6 million and
     (iii) an additional 3.4% of the outstanding shares of the Common Stock if EBITDA for the fiscal year ending January 27, 2001 equals or exceeds $4.0 million. In no event shall Seller receive in excess of 10% of the Company's total outstanding shares of Common Stock in the aggregate. Each issuance shall occur within 60 days following the Company's fiscal year-end for the applicable issuance. If the Company at any time issues additional shares of Common Stock or effects a subdivision or combination of its shares, the number of shares issued to Seller shall be adjusted so that Seller maintains his percentage ownership in the total outstanding shares of the Company's Common Stock.

               (b) Seller shall not dispose of any shares of such Common Stock, whether by sale, exchange, assignment, transfer, gift, devise, bequest, mortgage, pledge, encumbrance or otherwise, or contract to do or permit any of the foregoing, whether voluntarily or involuntarily, by bankruptcy, operation of law or otherwise, except in accordance with the terms and conditions of this Agreement, and Seller shall not take or omit to take any action which will impair the absolute and unrestricted right, power, authority and capacity of such Seller to sell such shares of Common Stock to Restoration in accordance with the terms and conditions hereof. Any purported transfer of such shares of Common Stock by Seller that violates any provision of this Agreement shall be wholly void and ineffectual and such shares of Common Stock shall continue to be subject to this Agreement.

               (c) The shares of Common Stock may not be pledged, mortgaged or otherwise encumbered and shall at all time be free of any Liens.

               (d) (i) Subject to the provisions of Section 2.07, Seller will have the right, commencing on April 15, 2003 and ending 60 days thereafter, to require the Company to purchase all, but not less than all, of his shares of the Common Stock, at a per share price equal to 5 times the Company's EBITDA for the fiscal year ending January 25, 2003 divided by the number of shares of Common Stock outstanding as of such fiscal year-end (calculated on a fully diluted basis) (the "2003 Value") times 95%. If Seller does not exercise his right by providing written notice to the Company within such 60 day period, the Company shall have the right

                                      8.

     commencing on the day after such 60 day period terminates to purchase all, but not less than all, of Seller's shares at a price per share equal to 105% of the 2003 Value.

               (ii) Subject to the provisions of Section 2.07, Seller will have the right, commencing on April 15, 2004 and ending 60 days thereafter, to require the Company to purchase all, but not less than all, of his shares of the Common Stock, at a per share price equal to 5 times the Company's EBITDA for the fiscal year ending January 31, 2004 divided by the number of shares of Common Stock outstanding as of such fiscal year-end (calculated on a fully diluted basis) (the "2004 Value") times 95%. If Seller does not exercise his right by providing written notice to the Company within such 60 day period, the Company shall have the right commencing on the day after such 60 day period terminates to purchase all, but not less than all, of Seller's shares at a price per share equal to 105% of the 2004 Value.

               (iii) Subject to the provisions of Section 2.07, Seller will have the right, commencing on April 15, 2005 and ending 60 days thereafter, to require the Company to purchase all, but not less than all, of his shares of the Common Stock, at a per share price equal to 5 times the Company's EBITDA for the fiscal year ending January 29, 2005 divided by the number of shares of Common Stock outstanding as of such fiscal year-end (calculated on a fully diluted basis) (the "2005 Value") times 95%. If Seller does not exercise his right by providing written notice to the Company within such 60 day period, the Company shall have the right commencing on the day after such 60 day period terminates to purchase all, but not less than all, of Seller's shares at a price per share equal to 105% of the 2005 Value.

               (e) Notwithstanding anything to the contrary herein, the Company shall have the right, but not the obligation, to purchase any such shares of the Common Stock held by Seller, at a per share price equal to the quotient obtained by dividing the Company's EBITDA for the fiscal year ending immediately prior to such occurrence by the number of shares of Common Stock outstanding as of such fiscal year-end (calculated on a fully diluted basis), upon the occurrence of any of the following events:

                    (i) Any levy upon such shares of Common Stock, the commencement of federal or state bankruptcy, reorganization or insolvency proceedings by or against the Seller, or the appointment in any bankruptcy, reorganization or insolvency proceeding of a trustee, receiver, conservator or other judicial representative of the Seller unless such levy or proceeding has been withdrawn or dismissed within 20 days of its commencement; or

                    (ii) Any voluntary, involuntary or attempted sale, assignment, conveyance, transfer, pledge, hypothecation, encumbrance or other disposition of such shares of Common Stock in violation of this Agreement.

                                      9.

          2.07 OFFSET.  Restoration may offset against any amounts due under the cash and stock earnouts set forth in Sections 2.05 and 2.06 any liabilities or amounts of any kind whatsoever incurred by Restoration or owed to Restoration by Seller pursuant to the terms of this Agreement (including the provisions of
Article VIII hereof) or the lease agreement of even date herewith between Seller and the Company (the "Lease Agreement"), attached hereto as Exhibit D, or as a
                                                            ---------
result of a breach by the Company of the supply agreement of even date herewith between the Company, Seller and Restoration (the "Supply Agreement"), attached hereto as Exhibit E. Notwithstanding the foregoing, if Seller initiates
          ---------
arbitration pursuant to Section 9.15 hereof contesting the liability claimed in connection with such offset, Restoration shall deposit any amounts otherwise due to Seller against which Restoration seeks offset into a third party escrow until a final judgment of the arbitrators shall have been rendered as to such matter in accordance with Section 9.15.

                                      10.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE SELLER

          Except as expressly set forth in the Disclosure Schedule, the Seller represents and warrants to Restoration as follows:

          3.01 CORPORATE ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company has full power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns, and is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which its ownership of property or the conduct of its business requires such qualification or licensing. No amendment or other document relating to the Articles of Incorporation of the Company has been filed in the Office of the Secretary of State of California since November 1, 1979 The copies of the Bylaws and corporate minutes of the Company delivered to Restoration on or before the date hereof are true, correct and complete copies of the Bylaws and corporate minutes of the Company.

          3.02 CAPITALIZATION. The entire authorized capital stock of the Company consists of 1,000 shares of Common Stock, no par value and no shares of preferred stock (the "Preferred Stock"). As of the date hereof, 1,000 shares of such Common Stock are issued and outstanding and are held of record and beneficially by Seller and no shares of Preferred Stock are issued and outstanding. All of the outstanding shares of Common Stock have been validly issued, fully paid and are nonassessable, and none were issued in violation of the preemptive or similar rights (whether statutory or contractual) of any Person. None of such shares were issued, offered or sold by the Company in violation of any applicable federal or state securities laws or the rules and regulations thereunder. The Company has no outstanding options, warrants, debentures or other securities convertible into or exchangeable or exercisable for shares of capital stock of the Company, and there are no outstanding contracts, commitments or arrangements by which the Company is or may become bound to issue, repurchase, retire or otherwise acquire (contingent or otherwise) any shares of capital stock of the Company or any security convertible into or exchangeable for any of its capital stock. Neither the Company nor the Seller is a party to any voting trust or other agreement, contract or obligation (whether written or oral) with respect to the voting of the capital stock of the Company and there are no such voting trusts or other agreements, contracts or obligations (whether written or oral) with respect to the voting of the capital stock of the Company.

          3.03 SUBSIDIARIES.  The Company has no Subsidiaries.

          3.04 FINANCIAL STATEMENTS. Seller has furnished to Restoration complete and accurate copies of (i) reviewed financial statements of the Company as of and for the years ended December 31, 1995 and December 31, 1996, including a reviewed balance sheet of the Company as of the end of such years and reviewed statements of operations, changes in shareholders equity and statement of cash flows of the Company for such years, together

                                      11.

with the opinions thereon of Bartig and (ii) unaudited financial statements of the Company as of and for the year ended December 31, 1997 (the financial statements referred to in this Section 3.04 being collectively referred to as the "Financial Statements"). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis during the respective periods. The Financial Statements present fairly the financial position of Seller as of such dates and the results of its operations and cash flows for such periods. The Company's fiscal year shall be changed to a fiscal year ending the last Saturday in January.

          3.05 NO VIOLATION. The execution and delivery of this Agreement, the Lease Agreement, the Supply Agreement and the employment agreement of even date herewith between Seller and the Company (the "Employment Agreement") attached hereto as Exhibit F (this Agreement, the Lease Agreement, the Supply Agreement
          ---------
and the Employment Agreement, collectively, are referred to herein as the "Transaction Documents") and the consummation of the transactions contemplated hereby and thereby by Seller and the Company will not (a) violate any provision of the Company's Articles of Incorporation, Bylaws or other charter documents,
(b) violate, constitute a default under or permit the termination or acceleration of the maturity of any indebtedness for borrowed money of Seller or the Company except with respect to a $998,000 loan to SBA, (c) violate, constitute a default under, permit the termination of, trigger a right of first refusal under or cause the loss or impairment of any rights or options under or any payments being made with respect to any agreement to which Seller is a party or to any Permit, Lease or Contract, (d) result in the creation or imposition of any Lien upon any of the assets or properties of Seller or the Company or (e) violate any Legal Requirement to which Seller or the Company is subject.

          3.06 CONSENTS AND APPROVALS.  Except as set forth on Schedule 3.06 of
                                                               -------------
the Disclosure Schedule, the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby by the Seller do not require the consent, approval, license or authorization of, notice to, or declaration, filing or registration with, any third party or Governmental Authority.

          3.07 COMPLIANCE WITH LEGAL REQUIREMENTS.

               (a) The Company has conducted its business in material compliance with all Legal Requirements. The assets and properties of the Company and their uses conform in all material respects to all applicable Legal Requirements currently required to be complied with in the business and operations of the Company.

               (b) Neither Seller nor the Company has received any citations, complaints, consent orders, compliance schedules or other similar enforcement orders which currently remain outstanding and unresolved or received any other notice from any Governmental Authority or Person regarding the violation of, or failure to comply with, any Legal Requirements relating to the operations or any assets or properties of the Company or Seller, or the obligation on the part of the Company or Seller to undertake or bear the cost of any remedial action.

                                      12.

          3.08 ENVIRONMENTAL MATTERS.  Except as set forth on Schedule 3.08 of
                                                              -------------
the Disclosure Schedule,

               (a) no methylene chloride or asbestos is contained in or has been used at or released from the Facilities;

               (b) all Hazardous Materials and wastes have been disposed of in accordance with all Environmental Laws;

               (c) neither the Company nor Seller has received any notice of any noncompliance of the Facilities or the Company's past or present operations with Environmental Laws;

               (d) no notices, administrative actions or suits are pending or threatened relating to a violation of any Environmental Laws;

               (e) the Company is not a potentially responsible party under the federal Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), or state analog statute, arising out of events occurring prior to the Closing Date;

               (f) there have not been in the past, and there are not now, any Hazardous Materials on, under or migrating to or from the Facilities or Property;

               (g) there have not been in the past, and are not now, any underground tanks or underground improvements at, on or under the Property including without limitation, treatment or storage tanks, sumps, or water, gas or oil wells;

               (h) there are no polychlorinated biphenyls (PCBs) deposited, stored, disposed of or located on the Property, the Facilities or any equipment on the Property at levels in excess of 50 parts per million;

               (i) there is no formaldehyde or asbestos on the Property or in the Facilities, nor any insulating material containing urea formaldehyde or asbestos in the Facilities;

               (j) the Facilities and the Company's uses and activities therein have at all times complied with all Environmental Laws; and

               (k) the Company has all the Permits required to be issued under all Legal Requirements regarding Environmental Laws and is in full compliance with the terms and conditions of those Permits.

                                      13.

          3.09 ABSENCE OF CERTAIN CHANGES. Since the Balance Sheet Date, the Company has conducted its business only in the Ordinary Course of Business, has paid promptly its trade payables and other accrued expenses and has not:

               (a) incurred any increase in indebtedness for borrowed money over the level thereof reflected in the Financial Statements or granted any security interest in any of its assets or other property to secure any obligation for borrowed money;

               (b)  issued or sold any capital stock;

               (c) received any notices of a default or breach of any Permit, Contract or Lease;

               (d) waived, compromised or permitted to lapse any claims or rights of substantial value, or sold, transferred or otherwise disposed of any assets or other properties, except in the Ordinary Course of Business;

               (e) adopted or amended in any respect any Benefit Plan or bonus, profit sharing, deferred compensation, incentive, stock option or stock purchase, paid time off for sickness or other plan, program or arrangement for the benefit of employees, consultants or directors, or granted any general increase in the compensation of employees (including any such increase pursuant to any bonus, profit sharing or other compensation or incentive plan, program or commitment) or any increase in the compensation payable or to become payable to any officer or director;

               (f) made any capital expenditures in excess of $100,000 or made or entered into any commitments in excess of $5,000 or entered into any Contract in excess of $10,000;

               (g) declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any shares of its capital stock;

               (h) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets to, or entered into any other agreement or arrangement with any of its executive officers, directors or other Affiliates, except for payment of compensation to officers;

               (i) suffered any damage, destruction, loss or claim to or against any property or asset with an aggregate value in excess of $10,000, whether or not covered by insurance;

               (j) initiated or maintained any proceedings with respect to its sale, merger, consolidation, liquidation or reorganization other than pursuant to the terms of this Agreement;

                                      14.

               (k) terminated, amended or modified any Permit, Contract or Lease; or

               (l) agreed, whether in writing or otherwise, to take any action described in this Section 3.09.

          3.10 AVAILABILITY OF ASSETS AND TITLE.

               (a)  Except as described in Schedule 3.10 in the Disclosure
                                           -------------
     Schedule, which disclosure constitutes all assets and properties currently used by the Company and owned by the Seller not being transferred to Restoration at the Closing, the assets and properties owned or leased by the Company constitute all of the assets and properties used in its business, such assets constitute all of the assets necessary to continue the operations of the Company as currently being conducted and such assets are, in all material respects, in reasonably good and serviceable condition (normal wear and tear excepted).

               (b) The Company has good and valid title to all of the properties and assets owned by it, including the properties and assets reflected in the Financial Statements (other than those disposed of since the Balance Sheet Date in the Ordinary Course of Business), and the Company has good and valid leasehold interests in all other properties and assets held under lease by it, in each case free and clear of all Liens other than Permitted Liens and liens described in Schedule 3.21.
                                            -------------

          3.11 PERMITS. The Company owns, holds or possesses all Permits. The Company is in compliance with all of its respective obligations with respect to such Permits, and no event has occurred which permits, or upon the giving of notice or lapse of time or otherwise would permit, revocation or termination of any such Permit. All Permits are listed on Schedule 3.11 of the Disclosure
                                            -------------
Schedule.  Except as set forth in Schedule 3.11 of the Disclosure Schedule, each
                                  -------------
of the Permits is valid and is in full force and effect and there are no existing proceedings, complaints or investigations pending, or to the knowledge of the Seller, threatened before or by any Governmental Authority relating to any of such Permits or to the right or ability of the Company to maintain, acquire or otherwise hold such Permits.

          3.12 LITIGATION.

               (a) There are no actions at law, suits in equity or claims pending or, to the knowledge of the Seller, threatened against, the Company or Seller, their respective officers, directors, partners, employees or shareholders or their respective businesses or properties or their respective Benefit Plans and, to the knowledge of the Seller, there is no reasonable basis for any action, suit or claim which would reasonably be expected to result in a material adverse change in the Financial Status of the Company;

                                      15.

               (b) there are no governmental proceedings or investigations (in which any subpoena, request for information or other notice, paper or demand has been served upon the Company or the Seller or any of its officers, directors or employees) pending against the Company or the Seller;

               (c) there is no action, suit or proceeding pending or, to the knowledge of the Seller, threatened which questions the legality or propriety of the transactions contemplated by the Transaction Documents;

               (d) neither the Company nor the Seller is a party to or bound by, and the properties and assets of the Company and Seller are not subject to, any judgments, writs, decrees, injunctions or orders of any Governmental Authority; and

               (e) neither the Company nor the Seller is engaged in any present dispute with any of its present or former officers, directors, employees, partners, joint venturers or shareholders, as the case may be, or any representative thereof.

          3.13 TAXES. The Company and any consolidated, combined, unitary or aggregate group for Tax purposes of which the Company is or has been a member have timely filed all Tax Returns required to be filed by them and have paid all Taxes shown thereon to be due. The Company has provided adequate accruals in accordance with GAAP in its Financial Statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns. There is (i) no material claim for Taxes that is a lien against the property of the Company or is being asserted against the Company other than liens for Taxes not yet due and payable, (ii) no audit of any Tax Return of the Company or Seller being conducted by a Governmental Authority, (iii) no extension of the statute of limitations on the assessment of any Taxes granted by the Company currently in effect and (iv) no agreement, contract or arrangement to which the Company is a party that may result in the payment of any amount that would not be deductible by reason of Sections 280G (other than agreements or arrangements for which shareholder approval meeting the requirements of Section 280G(b)(5)(B) will be obtained prior to the Closing) or 404 of the Code. The Company has not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing. Neither Seller nor the Company is a party to any Tax sharing or Tax allocation agreement nor does the Company or Seller owe any amount under any such agreement.

          3.14 EMPLOYEE BENEFIT PLANS.

               (a) Schedule 3.14 lists, with respect to the Company, and any
                   -------------
     trade or business (whether or not incorporated) which is treated as a single employer with the Company (an "ERISA Affiliate") within the meaning of Section 414(b), (c), (m) or (o) of the Code (i) all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) each loan to a non-officer employee in excess of $10,000, loans to officers and

                                      16.

     directors and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125), dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (iv) other fringe or employee benefit plans, programs or arrangements that apply to senior management of the Company and that do not generally apply to all employees and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of the Company of greater than $10,000 remain for the benefit of, or relating to, any present or former employee, consultant or director of the Company (together, the "Benefit Plans").

               (b) Seller has furnished to Restoration a copy of each of the Benefit Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications relating thereto) and has, with respect to each Benefit Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the last three plan years. Any Benefit Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination. Seller has also furnished Restoration with the most recent IRS determination letter issued with respect to each such Benefit Plan, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the Tax-qualified status of any Benefit Plan subject to Code Section 401(a). Seller has also furnished Restoration with all registration statements and prospectuses prepared in connection with each Benefit Plan.

               (c) (i) None of the Benefit Plans promises or provides retiree medical or other retiree welfare benefits to any person; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Benefit Plan, which could reasonably be expected to have, in the aggregate, a material adverse effect on the Company's Financial Status; (iii) each Benefit Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as would not have, in the aggregate, a material adverse effect on the Company's Financial Status, and the Company or ERISA Affiliate have performed all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any material default or violation by any other party to, any of the Benefit Plans; (iv) neither the Company nor any subsidiary or ERISA Affiliate is

                                      17.

     subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Benefit Plans; (v) all material contributions required to be made by the Company or any subsidiary or ERISA Affiliate to any Benefit Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Benefit Plan for the current plan years; (vi) with respect to each Benefit Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the 30-day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; (vii) no Benefit Plan is covered by, and neither the Company nor any subsidiary or ERISA Affiliate has incurred or expects to incur any liability under Title IV of ERISA or Section 412 of the Code; and (viii) each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Restoration (other than ordinary administrative expenses typically incurred in a termination event). With respect to each Benefit Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, the Company has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Benefit Plan. No suit, administrative proceeding, action or other litigation has been brought, or to the best knowledge of Seller is threatened, against or with respect to any such Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor. No payment or benefit which will or may be made by the Company to any employee will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

               (d) With respect to each Benefit Plan, the Company has complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the regulations (including proposed regulations) thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations thereunder, except to the extent that such failure to comply would not, in the aggregate, have a material adverse effect on the Company's Financial Status and (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including proposed regulations) thereunder, except to the extent that such failure to comply would not, in the aggregate, have a material adverse effect on the Company's Financial Status.

               (e) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of the Company, any Subsidiary of the Company or any other ERISA Affiliate to severance benefits or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or service provider.

                                      18.

               (f) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company, any Subsidiary of the Company or other ERISA Affiliate relating to, or change in participation or coverage under, any Benefit Plan which would materially increase the expense of maintaining such Benefit Plan above the level of expense incurred with respect to that Benefit Plan for the most recent fiscal year included in the Company's Financial Statements.

               (g)  Pension Plans.  The Company does not currently maintain,
                    -------------
     sponsor, participate in or contribute to nor has it ever maintained, established, sponsored, participated in or contributed to any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 4.12 of the Code.

               (h)  Multiemployer Plans.  Neither the Company nor any ERISA
                    -------------------
     Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as defined in
     Section 3(37) of ERISA.

          3.15 CONTRACTS.

               (a)  Except as set forth in Schedule 3.15 of the Disclosure
                                           -------------
     Schedule, neither Seller nor the Company is a party to or bound by:

                    (i) any note, bond, debenture or other evidence of indebtedness, or any contract, agreement, commitment or understanding under which the Company or Seller has borrowed any money or issued any note, bond, debenture or other evidence of indebtedness, or any mortgage, pledge, security agreement, deed of trust, financing statement or other document granting any Lien or any guaranty or endorsement (other than endorsements for collection in the Ordinary Course of Business) of, or other contingent obligations in respect of, indebtedness for borrowed money or other liabilities or obligations of others;

                    (ii) any contract, agreement, commitment or arrangement relating to any joint venture, partnership or sharing of profits or losses with any Person or permitting any Person to utilize any technology, know-how or proprietary information of the Company;

                    (iii) any contract, agreement, commitment, arrangement or understanding for the future purchase or sale by the Company of any products, materials, equipment, services or supplies, which (w) involves the payment or receipt by the Company of more than $25,000,
          (x) continues for a period of more than six months, (y) by its terms requires the Company to purchase or supply the entire output of a Person or (z) provides for any exclusive relationship between the Company and any Person;

                                      19.

                    (iv) any contract, agreement, commitment, arrangement or understanding for the sale or other disposition by the Company of any of its assets or properties other than in the Ordinary Course of Business, or for the merger or consolidation of the Company with any other Person;

                    (v) any contract, agreement, commitment, arrangement or understanding containing covenants purporting to limit the freedom of the Company to compete in any line of business or in any geographic area or to require the Company to maintain any information as confidential; or

                    (vi) any contract, agreement, commitment, arrangement or understanding not elsewhere specifically disclosed pursuant to this Agreement involving the payment or receipt by the Company of more than $25,000 per year or $100,000 over the term thereof.

               (b)  Copies of all agreements or instruments identified in
     Schedule 3.15 of the Disclosure Schedule (herein collectively called
     -------------
     "Contracts") have been made available to Restoration. Except as set forth in Schedule 3.15 of the Disclosure Schedule under the title "Contract
        -------------
     Defects," (i) each of such Contracts constitutes a legal, valid and binding obligation of the Company and is in full force and effect, (ii) the Company has fulfilled and performed in all material respects its obligations under each of the Contracts required to be performed prior to the date hereof, and is not in breach or default under, nor is there any basis for termination of, any of the Contracts, (iii) no other party to any of the Contracts has materially breached or defaulted thereunder, and no event has occurred which, with the passage of time or the giving of notice or both, would constitute such a default or breach by the Company and (iv) neither Seller nor the Company is currently renegotiating any of the Contracts or paying liquidated damages in lieu of performance thereunder.

          3.16 EMPLOYEES AND AFFILIATED AGREEMENTS.

               (a)  Except as set forth in Schedule 3.16(a) of the Disclosure
                                           ----------------
     Schedule, the Company is not a party to or bound by any (i) employee collective bargaining agreement, employment agreement, consulting, advisory or service agreement, deferred compensation agreement, confidentiality agreement or covenant not to compete; (ii) contract or agreement with any officer, director or employee (other than employment agreements disclosed in response to clause (i)); or (iii) Benefit Plan or bonus, profit sharing, deferred compensation, incentive, stock option or stock purchase, or paid time off for sickness plan, program or arrangement with respect to their employees. Except as set forth in Schedule 3.16(a) of the Disclosure
                                        ----------------
     Schedule, the Company is not a party to or bound by any severance plan or program or other severance arrangement for its employees. The consummation of the transactions contemplated by this Agreement will not result in any severance liability to any employee of the Company.

                                      20.

               (b)  Set forth in Schedule 3.16(b) of the Disclosure Schedule are
                                 ----------------
     (i) the name of each of the officers and directors and other key employees (i.e. those employees who earn in excess of $25,000) of the Company and
     (ii) the base annual salary level as of the date hereof and projections for the current fiscal year of other incentive compensation (including bonuses) for each person whose name is set forth under such title in the Disclosure Schedule. Schedule 3.16(b) of the Disclosure Schedule lists as of the date
                ----------------
     hereof the names of all other employees of the Company, the annual rates of compensation and the job titles for all such employees.

               (c)  Except as set forth in Schedule 3.16(c) of the Disclosure
                                           ----------------
     Schedule, (i) neither Seller (or any Affiliate of Seller) nor the Company has a direct or indirect interest in the business of competitors, suppliers or customers of the Company and for which the Company will continue to make payments or be obligated in any respect beyond the Closing, (ii) neither Seller nor any Affiliate of Seller owns or has any interest in any assets or properties currently used by the Company in the conduct of its business and (iii) neither Seller nor the Company has used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, made any direct or indirect unlawful payments to government officials or others from corporate funds or established or maintained any unlawful or unrecorded funds, violated any of the provisions of The Foreign Corrupt Practices Act of 1977, or any rules or regulations thereunder, received any illegal discounts or rebates or been the subject of any investigation by the Securities and Exchange Commission or any other Governmental Authority.

               (d)  Except as set forth in Schedule 3.16(d) of the Disclosure
                                           ----------------
     Schedule, neither Seller nor the Company has engaged in any unfair labor practice, unlawful employment practice or unlawful discriminatory practice in the conduct of its business. Except as set forth in Schedule 3.16(d) of
                                                             ----------------
     the Disclosure Schedule, Seller and the Company have complied in all material respects with all applicable Legal Requirements relating to prices, wages, hours and collective bargaining and have complied in all material respects with all applicable Legal Requirements relating to the payment and withholding of taxes and have withheld all amounts required by law or agreement to be withheld from the wages or salaries of employees and are not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. Except as set forth in
     Schedule 3.16(d) of the Disclosure Schedule, the relations of the Company
     ----------------
     with its employees are satisfactory and the Company is not a party to or, to the knowledge of the Seller, threatened with any dispute or controversy with a union or with respect to unionization or collective bargaining.

     Schedule 3.16(d) of the Disclosure Schedule sets forth all union organizing
     ----------------
     or election activities involving any nonunion employees of the Company which are in progress or threatened as of the date hereof.

               (e)  Except as set forth in Schedule 3.16(e) of the Disclosure
                                           ----------------
     Schedule, neither Seller nor the Company has made any agreement with or promise to any employee, officer or consultant regarding continued employment by the Company or Restoration after the Closing Date.

                                      21.

          3.17 PROPRIETARY RIGHTS. The Company holds all patents, patent applications, trademarks, service marks, trade names, corporate names, copyrights, trade secrets or other proprietary rights, if any, necessary to the conduct of its business as now conducted. The Company has taken all action reasonably necessary to protect its proprietary rights. Neither Seller nor the Company has received notice of any infringement, misappropriation or conflict from any third party with respect to such proprietary rights which are listed; neither Seller nor the Company has infringed, misappropriated or otherwise taken any actions which conflict with any proprietary rights of any third parties; no claim by any third party contesting the validity of any proprietary rights listed under such caption is currently outstanding against Seller or the Company, or to the knowledge of the Seller, is threatened. Seller is not aware of the infringing use of any of such trademarks, trade names or other proprietary rights or the infringement of any of such copyrights and patents by any other Person.

          3.18 INSURANCE. The Company has with respect to its properties and business insurance of such a nature, with such terms and in such amounts, as would reasonably be maintained with respect to similar properties and a similar business. Schedule 3.18 of the Disclosure Schedule identifies (indicating
           -------------
policy owners, carriers and effective dates) all policies of insurance, including insurance providing benefits for employees, owned, held or maintained by or for the benefit of the Company or under which any of such companies is a named insured on the date hereof. All such policies are in full force and effect and no notice of cancellation or termination has been received with respect to such insurance.

          3.19  REAL PROPERTY.

                (a) The Company does not own any real property other than fixtures. Seller owns that certain real property described in Schedule
                                                                    --------
     3.19 free and clear of any Liens, except as set forth on Schedule 3.19.
     ----                                                     -------------

                (b) Schedule 3.19 of the Disclosure Schedule also identifies
                    -------------
     each lease, sublease, material easement, grant or similar instrument (showing the annual rental, expiration date, renewal and purchase options, if any, and the location of the real property covered by such lease or other agreement) under which the Company has the rights to use, hold or operate any real property owned by a third party (collectively, the "Real Property Leases") (the property covered by the agreements described in this Section being referred to herein as the "Leased Property").

               (c) Except as disclosed in Schedule 3.19 of the Disclosure
                                          -------------
     Schedule, the Real Property Leases (i) are each in full force and effect and are each legal, valid and binding obligations of the Company and (ii) will continue in effect after the Closing without the consent, approval or act of, or the making of any filing with, any other party. The Company is not in default in any material respect nor has it received any notice of default thereunder which has not been cured. To the knowledge of the Seller, no other party to any such Real Property Lease is in material default thereunder. The Company has valid (except with respect to the interest of

                                      22.

     lessors in leasehold improvements) leasehold interests in the Leased Property, free and clear of all Liens.

               (d) There are no security deposits held by Seller or the Company under any of the Real Property Leases and there are no arrearages in rent or additional rent under any of such Real Property Leases.

          3.20  PERSONAL PROPERTY.  Schedule 3.20 of the Disclosure Schedule
                                    -------------
contains a detailed list of all machinery, equipment, vehicles, furniture and other personal property owned and in current use by the Company having an original purchase price per item in excess of $5,000 and not expensed by the Company at the time of purchase or fully depreciated before December 31, 1997.

          3.21  PERSONAL PROPERTY LEASES.  Schedule 3.21 of the Disclosure
                                           -------------
Schedule identifies each lease or other agreement or right under which the Company is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third party and having lease or rent payment in excess of $10,000 per year (indicating in each case the annual rental, the expiration date thereof and the type of property covered) (collectively, the "Personal Property Leases", and together with the Real Property Leases, the "Leases"). Each of the Personal Property Leases is in full force and effect and will continue in effect after the Closing without the consent, approval or act of, or the making of any filing with, any other party.

          3.22 PRODUCTION CAPACITY. The Company has sufficient capacity to provide Restoration the volume of furniture set forth in the Supply Agreement and the Company has no commitments or agreements which would prevent or impair its ability to perform its obligations under the Supply Agreement.

          3.23 EXECUTION, DELIVERY AND ENFORCEABILITY OF AGREEMENT. Seller has all requisite power and authority to enter into the Transaction Documents and to perform his obligations hereunder and thereunder. Seller has taken all actions necessary to be taken by him to authorize the execution and delivery of the Transaction Documents and the transactions contemplated hereby and thereby.
Each of the Transaction Documents has been executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against him in accordance with its terms.

          3.24 OWNERSHIP OF STOCK. Seller owns of record and beneficially the Shares with full right and authority to deliver such Shares hereunder, and upon delivery of such Shares hereunder in exchange for the consideration set forth herein, Restoration will receive good title thereto, free and clear of all Liens and not subject to any agreements, contracts or obligations among any Persons with respect to the voting or transfer of such Shares other than those arising under agreements to which Restoration is a party.

          3.25 DISCLOSURE. No representation or warranty of Seller contained in any of the Transaction Documents and no statement of Seller contained in the Disclosure Schedule or any certificate delivered in connection with the Closing contains or will contain

                                      23.

any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements made herein or therein, with respect to the respective subject matters of such representations, warranties or statements, in light of the circumstances under which they were made, not misleading.


                                   ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES OF
                                  RESTORATION

          Restoration hereby represents and warrants to the Seller as follows:

          4.01 CORPORATE ORGANIZATION. Restoration is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which its ownership of property or the conduct of its business requires such qualification or licensing, except where the failure to be so qualified or licensed would not have a material adverse effect on the Financial Status of Restoration, or on its ability to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

          4.02 AUTHORIZATION. Restoration has all requisite power and authority (corporate and other) to enter into this Agreement and to perform its obligations under this Agreement. Restoration has taken all corporate action required to be taken by law and its Articles of Incorporation and Bylaws to authorize and approve the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Restoration, and is the valid and binding obligation of Restoration, enforceable against it in accordance with its terms.

          4.03 NO VIOLATION. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Restoration will not
(a) violate any provision of Restoration's Articles of Incorporation or Bylaws,
(b) violate, or constitute a default under, or permit the termination or acceleration of the maturity of, any indebtedness for borrowed money of Restoration, (c) violate, or constitute a default under, or permit the termination of, any material agreement, understanding or instrument to which Restoration is a party or by which it or its properties is bound, (d) result in the creation of any Lien upon any of the assets or properties of Restoration or
(e) violate any Legal Requirements to which Restoration is subject.

          4.04 CONSENTS AND APPROVALS. Except for possible filings under the HSR Act, no consent, approval, license or authorization of, notice to, or declaration, filing or registration with, any third party or Governmental Authority is required to be made or obtained by Restoration in connection with the execution, delivery and performance of this Agreement by Restoration or the consummation by it of the transactions contemplated hereby.

                                      24.

                                   ARTICLE V

                    CONDITIONS TO OBLIGATIONS OF RESTORATION
               TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY

          The obligations of Restoration to consummate the purchase of the Shares under this Agreement shall, unless waived in writing by Restoration, be subject to the satisfaction on or before the Closing Date of each of the following conditions, and the Seller shall use his Best Efforts to cause each such condition to be so satisfied:

          5.01 REPRESENTATIONS AND WARRANTIES TRUE. Each of the representations and warranties of the Seller contained herein shall be true and correct in all respects as of the date made and at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date.

          5.02 PERFORMANCE. The Seller shall have performed and complied in all respects with each of the covenants, agreements and obligations required by this Agreement to be performed or complied with by him on or prior to the Closing Date.

          5.03 AUTHORIZATION. All actions necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement shall have been duly and validly taken; and the Seller shall have full power and right to transfer the Shares all in accordance with the terms and conditions set forth in this Agreement.

          5.04 NO CHANGE IN BUSINESS. Between the Balance Sheet Date and the Closing Date, there shall have been (a) no material adverse change in the Financial Status of the Company; and (b) no lawsuits, claims or proceedings filed against or affecting the Company or the Seller which may result in a material adverse change in the Financial Status of the Company.

          5.05 OPINION OF COUNSEL FOR THE SELLER. Restoration shall have received from Thompson, Meade & Brodovsky LLP, as Seller's counsel for the transaction, an opinion, dated the Closing Date, in form and substance reasonably satisfactory to Restoration and its counsel, to the effect set forth in Exhibit B hereto.
   ---------

          5.06 NO RESTRAINT OR LITIGATION. No order, decree or ruling of any Governmental Authority shall have been entered, and no action, suit or proceeding before any Governmental Authority shall have been instituted (or threatened if Restoration reasonably believes that such threat will result in institution of an action, suit or proceeding) by any Governmental Authority, to restrain, prohibit, challenge or invalidate any of the transactions contemplated by this Agreement or the right of the Company to carry out its business after the Closing Date.

                                      25.

          5.07 NECESSARY GOVERNMENTAL APPROVALS. The waiting periods under the HSR Act shall have expired or been terminated, and the parties shall have received all approvals and actions from Governmental Authorities necessary to consummate the transactions contemplated hereby which are either required to be obtained prior to the Closing by applicable law or regulation or are specified to be obtained in the Disclosure Schedule.

          5.08 NECESSARY CONSENTS. The parties shall have received all necessary consents, in substantially the form attached hereto as Exhibit C or
                                                                 ---------
otherwise as reasonably satisfactory to Restoration, to the transactions contemplated hereby by all third parties to the Leases and other Contracts.

          5.09 LIENS. Restoration shall have received reports, satisfactory to Restoration, from the Secretary of State of California and the Secretary of State of any other jurisdiction in which any assets of the Company are located, indicating that there are no Liens of record as of a date no more than five days before the Closing Date with respect to any asset of the Company, other than Permitted Liens, and liens relating to a $998,000 loan to Seller by the SBA, liens relating to Hardwoods Inc. and liens relating to Sanwa Bank, California. Restoration shall have received UCC Termination Statements from any secured creditors releasing all Liens other than Permitted Liens and those approved and accepted in writing by Restoration on the assets and properties at the Closing.

          5.10 OTHER DOCUMENTS. This Agreement, the Lease Agreement, the Supply Agreement, the Employment Agreement and all other instruments and documents required to be executed and delivered hereunder to Restoration by the Seller on or prior to the Closing Date shall have been executed and delivered by Seller.

          5.11 REPAYMENT OF AFFILIATE INDEBTEDNESS AND TERMINATION OF AFFILIATE AGREEMENTS. All indebtedness due to the Company from Seller, any Affiliate of Seller or the Company and all related parties shall be paid to the Company as of Closing, including the shareholder note payable described in Section 2.03(a).

          5.12 KEY MAN INSURANCE POLICY. The Company shall have obtained key man insurance on the life of Seller in the amount of $1 million, with proceeds payable to Restoration, or Seller shall have assigned to Restoration the Allied Group Insurance policy number IN 023453 and Aetna Life Insurance Company policy number R2 G35-198 until such time as the Company shall have obtained such key man insurance policy.

          5.13 OTHER CLOSING DATE DELIVERIES. In addition to the other deliveries referenced in this Article V, on the Closing Date, the Seller shall deliver to Restoration:

                (a) Stock Certificates.  Stock certificates representing in the
                    ------------------
     aggregate all (100%) of the outstanding shares of capital stock of the Company, together with duly executed and witnessed stock powers (in blank) attached thereto;

                                      26.

                (b) Certificates.  Such certificates of the Seller to evidence
                    ------------
     compliance with the conditions specified in Sections 5.01, 5.02, 5.03, 5.04 and 5.11;

                (c) Resignations.  Resignations of the Board of Directors and
                    ------------
     Officers of the Company, effective as of the Closing; and

                (d) Books.  The books, records, customer lists, files, reports,
                    -----
     surveys, studies, projections, budgets and strategic plans of the Company.

          5.14 TRANSFER OF LOANS. Seller and Sanwa Bank California shall have executed and delivered assignments transferring the Sanwa Bank California consumer loan for the Hummer vehicle from the Company to Seller.

          5.15 TITLE INSURANCE AND NONDISTURBANCE AGREEMENT. At the Closing, Restoration shall have received preliminary title reports relating to the real property to be leased by Restoration in connection with this Agreement, which reports shall set forth as the only exceptions to Seller's ownership thereof a Deed of Trust in favor of Sanwa Bank of California and a Deed of Trust in favor of Marvin L. Oates. Sanwa Bank of California and Marvin L. Oates shall have provided Restoration NonDisturbance Agreements in form reasonably satisfactory to Restoration with respect to Restoration's lease of such real property.

          5.16 SANWA BANK DOCUMENTS. Sanwa Bank of California shall have provided to Restoration a written release of the Company's guaranty on Seller's personal loans, a written release of three pieces of the Company's equipment currently being used as collateral for Seller's personal loans, and an executed consent letter relating to the transactions contemplated hereby.

          5.17 PROCEEDINGS, INSTRUMENTS, ETC. All proceedings and actions taken on or prior to the Closing Date in connection with the transactions contemplated by this Agreement and all instruments incident thereto shall be in form and substance reasonably satisfactory to Restoration and its counsel (provided that such documents shall not expand the representations, warranties or obligations of the Seller hereunder), and Restoration and its counsel shall have received copies of all documents that Restoration and its counsel may reasonably request in connection with such proceedings, actions and transactions.


                                   ARTICLE VI

                    CONDITIONS TO OBLIGATIONS OF THE SELLER
               TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY

          The obligations of the Seller to consummate the sale of the Shares under this Agreement shall, unless waived in writing by the Seller, be subject to the satisfaction on or before the Closing Date of each of the following conditions, and Restoration shall use its Best Efforts to cause each such condition to be so satisfied:

                                      27.

          6.01 REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of Restoration contained herein shall be true and correct in all respects as of the date made and at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date.

          6.02 PERFORMANCE. Restoration shall have performed and complied in all respects with all covenants, agreements and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

          6.03 AUTHORIZATION. All actions necessary to authorize the execution, delivery and performance of this Agreement by Restoration and the consummation of the transactions contemplated by this Agreement by Restoration shall have been duly and validly taken.

          6.04 NECESSARY GOVERNMENTAL APPROVALS. The waiting periods under the HSR Act shall have expired or been terminated, and the parties shall have received all approvals of Governmental Authorities and actions necessary to consummate the transactions contemplated hereby which are either required to be obtained prior to the Closing by applicable law or regulation or are specified to be obtained in the Disclosure Schedule.

          6.05 CERTIFICATES. Restoration shall have delivered to the Seller a certificate to evidence compliance with the conditions set forth in Sections 6.01, 6.02 and 6.03 hereof.

          6.06 PROCEEDINGS, INSTRUMENTS, ETC. All proceedings and actions taken on or prior to the Closing Date in connection with the transactions contemplated by this Agreement and all instruments incident thereto shall be in form and substance reasonably satisfactory to the Seller and his counsel (provided that such documents shall not expand the representations, warranties or obligations of Restoration hereunder), and the Seller and his counsel shall have received copies of all documents that the Seller and his counsel may reasonably request in connection with such proceedings, actions and transactions.


                                  ARTICLE VII

          COVENANTS REGARDING EMPLOYEES AND COVENANT NOT TO INTERFERE,
                          COMPETE OR SOLICIT BUSINESS.

          7.01 COVENANT REGARDING EMPLOYEES. Seller hereby agrees that commencing on the date hereof and continuing for a period of five years from the Closing Date, he shall not induce or encourage, directly or indirectly, any current employee or consultant of the Company to decline an employment or consulting arrangement with Restoration or the Company, and Seller hereby agrees that for a period of five years from the Closing Date, he shall not induce or encourage, directly or indirectly, any current employee or consultant if such Person is hired by Restoration or the Company, to leave Restoration's or the Company's employ, whether to accept a position with him or an entity related to him or otherwise.

                                      28.

          7.02 COVENANT NOT TO COMPETE. In furtherance of the sale of the Shares to Restoration and more effectively to protect the business and good will of the Company, upon the consummation of the transactions contemplated hereby, the Seller agrees that, for a period commencing on the Closing Date and ending on the later of (i) the fifth annual anniversary of the Closing Date or (ii) two years after the exercise of the rights by Seller or Restoration referred to in
Section 2.06(d) hereof, Seller and his Affiliates will not: (i) directly or indirectly (whether as an employer, employee, partner, stockholder, director, representative or otherwise) anywhere within the United States, Canada or Mexico (it being understood and agreed by the parties hereto that the prohibited activities are not limited to any particular region within such area because such activities may be engaged in effectively in competition with the Company from any location therein) organize, invest in, sponsor or promote, participate or become interested, affiliated or connected with or provide management, employment or consulting services to any Person which is engaging or intending to engage in activities of the type conducted by the Company or Restoration.

          7.03 EQUITABLE RELIEF. Without limiting the right of Restoration to pursue all other legal and equitable rights available to it for violation of this Article VI by the Seller, it is agreed that other remedies cannot fully compensate Restoration for such a violation and that Restoration shall be entitled to injunctive relief to prevent the violation or the continuing violation thereof. It is the intent and understanding of each party hereto that if, in any action before any Governmental Authority legally empowered to enforce this Article VI, any term, restriction, covenant or promise in this Article VI is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.


                                  ARTICLE VIII

                                INDEMNIFICATION

          8.01 INDEMNIFICATION BY THE SELLER. The Seller hereby agrees to indemnify and hold harmless Restoration and the Company and their respective Affiliates, agents, officers, employees, successors and assigns from and against any and all liabilities, obligations, losses, costs, damages or diminution of value ("Loss") and reasonable attorneys' and accountants' fees and expenses, court costs and all other reasonable out-of-pocket expenses ("Expense") incurred by any of Restoration or the Company or their respective Affiliates, agents, officers, employees, successors and assigns in connection with or arising from or attributable to (i) any breach by Seller of any of his representations, warranties, covenants or agreements contained in this Agreement, the Lease Agreement or in any agreement or instrument contemplated hereby or thereby; (ii) any failure of the Seller to perform any of his obligations in this Agreement, the Lease Agreement or in any agreement or instrument contemplated hereby or thereby; (iii) any Taxes for any period prior to the Closing or arising as a result of the closing of the transactions contemplated hereby; (iv) those matters set forth in Schedules 3.06 and 3.08 of the Disclosure Schedule; and (v) the operations of the business of the Company or the ownership, use or operation of the assets of

                                      29.

the Company prior to the Closing Date, whether invoiced or not invoiced, liquidated or unliquidated, known or unknown.

          8.02 NOTICE OF CLAIMS. If an indemnified person believes that it has suffered or incurred any Loss or Expense pursuant to Sections 8.01 hereof, it shall so notify the indemnifying person promptly in writing (i) describing such Loss or Expense, (ii) the amount thereof, if known, (iii) any complaints, subpoenas or other documents served against the indemnified person in connection with such Loss or Expense and (iv) the method of computation of such Loss or Expense. Promptly after receipt by an indemnified party of notice of the commencement of any action by any third party, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under
Section 8.01, notify each party against whom indemnification is to be sought in writing of the commencement thereof (but the failure so to notify an indemnifying party shall not relieve it from any liability which it may have under this Article VIII).

          8.03 THIRD PARTY CLAIMS. The persons indemnified under this Article VIII shall have the right, at the expense of the indemnifying party, to conduct and control, through counsel of their choosing, any third party claim, action or suit, and the persons indemnified may compromise or settle the same, provided that any of the indemnified persons shall give the indemnifying party advance notice of any proposed compromise or settlement. The indemnifying party shall promptly pay to such indemnified persons the amount of any Loss resulting from its liability to the third party claimant and all related Expense. The indemnified persons shall permit the indemnifying party to participate in the defense of any such action or suit through counsel chosen by it, provided that the fees and expenses of such counsel shall also be borne by the indemnifying party.


                                   ARTICLE IX

                            MISCELLANEOUS PROVISIONS

          9.01  BROKERS.

                (a) Each party represents and warrants to the other that it has dealt with no brokers with respect to the transactions contemplated hereby. No party has done any acts, had any negotiations or conversations, or made any agreements or promises which will in any way create or give rise to any obligation or liability for the payment of any fee, charge, commission or other compensation to any party with respect to the transactions contemplated hereby other than as provided above.

                (b) The Sellers and Restoration agree to forever indemnify, defend and save harmless each other of, from and against any and all claims or suits for compensation, commission or otherwise which may be asserted or made by any broker, person or entity as a result of any dealing by the indemnifying party or its representatives with such other broker, person or entity, including, without limitation, all costs, losses, liabilities, damages and expenses (including, without limitation,

                                      30.

     attorneys' fees and disbursements) related thereto. This Section 9.01 shall survive the Closing or any sooner expiration or termination of this Agreement.

          9.02  CONFIDENTIALITY.

                (a) Subject to the provisions contained in this Section 9.02, all information furnished as confidential to a party by any other party hereunder shall be treated confidentially. Each of the parties hereby agrees for the benefit of each other that, except as required by law, they will not release, cause or permit to be released any press notices, publicity (oral or written) or advertising promotion or otherwise announce, disclose or cause or permit to be announced or disclosed, in any manner whatsoever, the fact that negotiations have taken place, or the terms and conditions or substance of the transactions contemplated herein, without first obtaining the express written consent of the other party. Notwithstanding anything to the contrary set forth in this Section 9.02, a party shall be permitted to provide confidentially all materials and information furnished by another party to its attorneys, legal counsel and professional advisers.

                (b) Each party shall (i) use Best Efforts to keep confidential all such information furnished to it hereunder and (ii) return to the disclosing party, or at the option of the disclosing party, destroy, all documents and other written materials furnished by the disclosing party containing such information. The obligation to keep such information confidential shall survive the termination of this Agreement for three years.

                (c) The confidentiality agreement in this Section 9.02 shall not preclude the Seller or Restoration from discussing the substance of the transaction with their attorneys, accountants, professional consultants, counsel and other representatives. Further, the confidentiality agreement in this Section 9.02 shall not apply to any information which (w) a party can demonstrate was already in its possession prior to the disclosure thereof by another party; (x) is known to the public; (y) becomes known to the public through no fault of the other party; or (z) is disclosed to the other party by a third party without any duty or obligation of confidentiality.

          9.03 PAYMENT OF EXPENSES. Each of the parties hereto will pay its own expenses, including without limitation legal, finders, brokerage, investment banking and accounting fees.

          9.04 WAIVER OF COMPLIANCE. Any failure of Seller, on the one hand, or Restoration, on the other, to comply with any obligation, covenant, agreement or condition contained herein may be expressly waived in writing by Restoration on the one hand or Seller on the other, but such waiver or failure to insist upon strict compliance shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                      31.

          9.05 NOTICES. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or express mail delivery:

          (a)   If to Seller to:

                Michael Vermillion
                The Michaels Concepts in Woods, Inc.
                5849 88th Street
                Sacramento, CA  95828

                And a copy to:

                Michael Anderson
                Thompson, Meade & Brodovsky LLP
                400 Capital Mall, 26th Floor
                Sacramento, CA  95814

          (b)   If to Restoration to:

                15 Koch Road, Suite J
                Corte Madera, CA  94925
                Attn:  Tom Low

                And a copy to:

                Therese Mrozek
                Brobeck, Phleger & Harrison LLP
                Two Embarcadero Place
                2200 Geng Road
                Palo Alto, CA  94303-0913

or, in each case, to such other Person or address as may be specified in writing in accordance with this Section 9.05 to the other parties.

          9.06 CERTAIN LIMITATIONS. All representations and warranties contained herein respecting the enforceability of any agreement shall be deemed to be made subject to any applicable bankruptcy, insolvency, reorganization or other laws relating to or affecting creditors' rights generally and to general principles of equity.

          9.07 SURVIVAL OF REPRESENTATIONS, WARRANTIES, INDEMNITIES AND OTHER AGREEMENTS. All representations and warranties, indemnities and other agreements made by each party in this Agreement, in any Schedule hereto or in any list, certificate, document or written statement furnished or delivered by any such party pursuant hereto shall expire on the third anniversary of the Closing Date and all liabilities of the parties hereto with respect to such representations, warranties, indemnities and other agreements (except as with respect to

                                      32.

the agreements set forth in Article VII hereof and except as expressly otherwise provided) shall thereupon be extinguished, except for any claim or action against any party relating thereto brought prior to the expiration of such three-year period or in the event of the fraud, intentional misrepresentation or active concealment of such party and except that the representations and indemnities set forth in Sections 3.08, 3.13 and 3.14 shall terminate upon termination of the applicable statute of limitations under the applicable Legal Requirements.

          9.08 BINDING NATURE; ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Nothing contained herein, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities.

          9.09 GOVERNING LAW; CONSTRUCTION. This Agreement, and the legal relations among the parties hereto arising from this Agreement, shall be governed by and construed in accordance with the laws of the State of California. The fact that one representation and warranty in this Agreement or the Disclosure Schedule may be duplicative of or may overlap, in whole or in part, or may be more general or specific than another representation and warranty in this Agreement or the Disclosure Schedule shall not negate, diminish or modify either representation and warranty, as each shall be construed and interpreted independently.

          9.10 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          9.11 ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS. This Agreement and the other Transaction Documents (including the Exhibits and Schedules hereto, the Disclosure Schedule and the other instruments referred to herein) embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter, including any term sheets prepared in anticipation of this Agreement. No amendment, modification or waiver of this Agreement shall be binding unless executed in writing by the party or parties to be bound thereby.

          9.12 SEVERABILITY. If any terms or provisions of this Agreement or any application thereof shall be invalid or unenforceable, the remainder of this Agreement and any other application thereof shall not be affected thereby.

          9.13 HEADINGS. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          9.14 REMEDIES. A party hereto may pursue any right or remedy available to it at law or in equity for any claim relating to the transactions contemplated hereunder, and the use of any one right or other remedy by any party hereto shall not preclude or constitute

                                      33.

a waiver of its rights to use any or all other remedies. In any proceeding by the Company or Restoration to assert or prosecute any claim under, or to otherwise enforce, this Agreement, the Seller agrees that he shall not assert as a defense or bar to recovery by the Company or Restoration, and hereby waives any right to so assert such defense or bar such recovery, that: (a) prior to the Closing, the Company shall have had knowledge of the circumstances giving rise to the claim being pursued by it or Restoration; (b) prior to the Closing, the Company engaged in conduct or took action that caused or brought about the circumstances giving rise to such claim, or otherwise contributed thereto; (c) the Company or Restoration is estopped from asserting or recovering upon such claim by reason of the Company having joined in any of the representations, warranties and covenants made by the Seller in this Agreement; or (d) the Seller has a right of contribution from the Company to the extent that there is any recovery against them.

          9.15 ARBITRATION. BY EXECUTING THIS AGREEMENT, THE PARTIES ARE AGREEING TO HAVE ANY MATTER THAT IS THE SUBJECT OF ARBITRATION PURSUANT TO THIS
SECTION 9.15 DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND ARE GIVING UP ANY RIGHTS THEY MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY EXECUTING THIS AGREEMENT, THE PARTIES ARE GIVING UP JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS SUCH RIGHTS ARE SPECIFICALLY INCLUDED IN THE ARBITRATION PROVISION OR ARE OTHERWISE PROVIDED BY CODE OF CIVIL PROCEDURE SECTION 1280 ET SEQ; IF ANY OF THE PARTIES REFUSES TO SUBMIT TO ARBITRATION IT MAY BE COMPELLED TO ARBITRATE UNDER THE CALIFORNIA CODE OF CIVIL PROCEDURE. A PARTY'S AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY. BY EXECUTING THIS AGREEMENT, EACH OF THE PARTIES ACKNOWLEDGES THAT IT HAS READ AND UNDERSTOOD THE FOREGOING AND HAS AGREED TO SUBMIT DISPUTES ARISING OUT OF MATTERS INCLUDED IN THIS SECTION 9.15 TO NEUTRAL ARBITRATION. Any controversy or claim arising out of or relating to this Agreement or the breach hereof shall be settled by binding arbitration, before a retired judge affiliated with JAMS/Endispute. The place of arbitration shall be the offices of JAMS/Endispute in San Francisco, California. A party seeking arbitration shall promptly send its Demand for Arbitration, including a general description of the nature of the claim and the nature and amount of damages and/or other relief sought, to the other party and to JAMS/Endispute. The parties shall cooperate in seeking to agree on the arbitrator; if they are unable to agree within 10 days of notice of arbitration, JAMS/Endispute shall promptly select an arbitrator.

          Within 10 days after the appointment of the arbitrator, any party may serve demands for documents on another party to the extent permitted by California Code of Civil Procedure ("CCP") Section 2031, and the other party shall respond as provided in Section 2031. Within 20 days of the production of documents, the parties shall exchange a list of: (i) any fact witnesses they intend to call at the arbitration hearing and (ii) any other persons who may have material information about the dispute. The witness list also shall include a brief description of each identified person's knowledge. Within 80 days after the appointment of the arbitrator, any party may notice depositions, however the total time for

                                      34.

all of each party's depositions of fact witnesses shall not exceed 15 eight-hour days, including breaks, and said depositions shall be completed within 90 days of the notice of deposition. Any other depositions or discovery shall be as provided by CCP Title 9 Chapter 3.

          The parties shall each exchange lists of up to 3 expert witnesses, along with a statement of the witnesses' backgrounds and opinions, 45 days prior to the commencement of the arbitration hearing. Between the 30th and 15th day preceding the arbitration hearing, each party shall have the right to depose the other party's experts, however, the total time for all of each party's depositions of expert witnesses shall not exceed 2 eight-hour days, including breaks. At least 5 business days prior to any expert's scheduled deposition, the party designating the expert shall provide the other party with copies of any reports or other documents the expert intends to offer at the arbitration hearing and all documents on which the expert has relied in forming his or her opinions.

          The arbitration hearing shall be commenced within 240 days of the notice of arbitration and conducted as expeditiously as possible in the manner provided by CCP Title 9 Chapter 3. Parties may submit a post-hearing brief to the arbitrator within 15 days after the conclusion of the arbitration hearing; replies may be submitted within 10 days thereafter. Within 45 days after the conclusion of the arbitration hearing, the arbitrator shall render an award and issue a written statement of reasons for the award. The arbitration award shall dispose of all of the issues that are the subject of the arbitration. Except as otherwise limited by the Agreement, the arbitrator shall be empowered to award compensatory or actual damages or enter an equitable award or remedy as established by the preponderance of the evidence, but shall NOT have the authority (i) to award punitive damages, or (ii) to reform, modify or materially change this Agreement. Judgment upon the award may be entered in any court of competent jurisdiction.

          Costs of the arbitration initially shall be borne one-half each by Seller and Restoration. However, in the discretion of the arbitrator, the prevailing party(ies) in the arbitration may be entitled to recover costs and reasonable attorneys' fees. The arbitrator's award shall determine the prevailing party(ies), if any, in accordance with CCP Section 1032. Within 15 days after receipt of the award, the prevailing party(ies) shall submit to the arbitrator a bill of costs and itemization of claimed attorneys' fees. Opposing parties shall have 15 days to respond. Costs and attorneys' fees shall be determined as provided by CCP Section 1033.5. Within 45 days after the award, the arbitrator shall complete the award by adding costs and attorneys' fees as appropriate. For purposes of petitions to confirm, correct or vacate the award pursuant to CCP Title 9 Chapter 4, the time of service of any award to which costs or attorneys' fees have been added as provided above shall be deemed to be the date of service of a signed copy of the award, including costs and/or attorneys' fees, on the petitioner. The following periods set forth in the CCP shall be shortened as follows: Section 1288 -- from four years to 180 days to file and serve a petition to confirm an award; and from 100 days to 30 days to file and serve a petition to vacate or correct an award; Section 1288.2 -- from 100 days to 30 days to file and serve a response to a petition to vacate or correct an award. The provisions of CCP Section 998 (relating to offers of

                                      35.

compromise) and of Civil Code Section 3287 (relating to prejudgment interest) shall be applicable to any arbitration proceeding commenced hereunder.

          9.16  FURTHER DOCUMENTS AND ASSURANCES.

                (a) The Seller agrees to execute, acknowledge and deliver or cause to be delivered, both before and after the Closing, such other deeds, documents, affidavits and certificates as may be reasonably necessary and required from time to time to confirm this Agreement and the performance of the obligations of such Persons under the terms hereof, in such form and substance as shall be reasonably satisfactory to Restoration.

                (b) Restoration agrees to execute, acknowledge and deliver or cause to be delivered, both before and after the Closing, such other deeds, documents, affidavits and certificates as may be reasonably necessary and required from time to time to confirm this Agreement and the performance of the obligations of Restoration under the terms hereof, in such form and substance as shall be reasonably satisfactory to the Seller.

                (c) Restoration and Seller shall use best efforts to release Seller as guarantor under those certain loans to Sanwa Bank California set forth in Schedule 3.15 of the Disclosure Schedule assumed by Restoration in connection
   -------------
with this Agreement and shall hold Seller harmless for liabilities relating to such assumed loans and Seller's guarantee thereof.

                (d) The Company and Seller shall use their respective best efforts to obtain the key man life insurance referred to in Section 5.12.
                                                            ------------

                                      36.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and made and entered into as of the date first set forth above.

                                    RESTORATION HARDWARE, INC.



                                    By /s/ Thomas E. Low
                                      -----------------------------
                                        Name: Thomas E. Low
                                        Title: SVP CFO


                                    SELLER



                                    /s/ Michael Vermillion
                                    -------------------------------
                                    Michael Vermillion